Exhibit 99.1

FOR IMMEDIATE RELEASE

November 3, 2006

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

THIRD QUARTER 2006 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NGM Symbol: CSAR) today announced that sales from continuing operations for the third quarter ended September 30, 2006 were $233.3 million, an increase of 9.0 percent over sales of $214.0 million for the same quarter in 2005. Loss from continuing operations for the third quarter of 2006 was $3.7 million, or $0.13 per share, compared to 2005 third quarter income from continuing operations of $1.2 million, or $0.04 per share. The third quarter 2006 and 2005 results included pretax restructuring and impairment costs of approximately $2.8 million and a benefit of $0.6 million, or $0.06 and ($0.01) per share, respectively. The third quarter 2006 results included $1.4 million ($0.03 per share) in accelerated depreciation related to three closed facilities, $1.0 million ($0.02 per share) in non-restructuring charges related to the divestiture of our tube and core operation in Mexico, and $0.3 million ($0.01 per share) related to expenses incurred due to a fire at the company’s Sweetwater Paperboard mill.

Paperboard volume, excluding discontinued operations, for the quarter ended September 30, 2006 decreased approximately 7.3 thousand tons, or 2.8 percent, compared to the same period last year and 14.8 thousand tons, or 5.5 percent, sequentially from the second quarter 2006. The decrease, both year-over-year and sequentially, was primarily attributable to lower shipments of gypsum facing paper due to a slowing wallboard market. Compared to third quarter 2005, gypsum facing paper volume was down 20.0 percent versus an industry decrease of 10.8 percent. Converted tube and core volume declined 4.1 thousand tons, or 5.3 percent from the third quarter of 2005. Third quarter 2006 margins improved by $26 per ton in the paperboard mill group and $21 per ton in the tube and core group compared to the same period a year ago. The margin increase in the mill group was partially offset by lower volume. The margin expansion in the tube and core business was more than offset by the decrease in volume and higher restructuring costs.

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.     P. O. BOX 115     .     AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX     .     5000 AUSTELL-POWDER SPRINGS ROAD     .     SUITE 300

AUSTELL, GA 30106-3227     .     PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

November 3, 2006

Caraustar’s 50-percent interest in the Premier Boxboard Limited (PBL) mill contributed $1.5 million in equity in income of unconsolidated affiliates for the third quarter 2006 compared to $2.1 million for the same period a year ago due to a decline in demand in the wallboard business, which is the result of a weakening housing market.

Nine-Month Period Ended September 30, 2006

Sales from continuing operations for the nine-month period ended September 30, 2006 were $701.4 million, an increase of 7.7 percent compared to sales of $651.4 million for the same period in 2005. Income from continuing operations for the nine-month period in 2006 was $73.8 million, or $2.58 per share, compared to income from continuing operations for the nine-month period in 2005 of $4.3 million, or $0.15 per share. Income from continuing operations for the first nine-months of 2006 included restructuring charges of $6.4 million, a gain of $135.2 million resulting from the sale of the company’s 50-percent interest in its Standard Gypsum joint venture, and a charge of $18.8 million associated with the redeemed senior subordinated notes ($10.3 million loss on redemption and $8.5 million interest expense). Income from operations decreased from $12.0 million for the nine-month period ended September 30, 2005 to $2.7 million for the same period in 2006. The primary factors for this decrease in income from operations were higher fuel and energy costs in the paperboard mills of approximately $6.4 million, higher restructuring and impairment costs of $6.2 million, expense of $1.5 million related to a vendor claim, and increased selling, general and administrative costs of $2.4 million. These factors were partially offset by higher selling prices and lower recovered fiber costs. Selling, general and administrative costs were higher due primarily to a $1.2 million settlement of a patent infringement claim recorded in the first quarter of 2006 and $0.5 million related to severance. For the nine months ended September 30, 2006, Caraustar’s share of PBL’s income was $5.1 million compared to $6.1 million for the same period last year. Year to date, Caraustar received $8.0 million in cash distributions in 2006 and $10.0 million in 2005. The sale of Caraustar’s 50-percent interest in Standard Gypsum on January 17, 2006 resulted in a reduction in equity in income of unconsolidated affiliates from $27.5 million in 2005 to $5.1 million in 2006.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “The third quarter results were disappointing on a comparative basis with last year due mostly to an 8.2 thousand ton shortfall in our uncoated recycled paperboard (URB) mill system. While the pricing environment for URB has improved and our major input costs (fiber and energy) have moderated, we were unable to offset the 5 percent decrease in mill tons sold compared to third quarter last year. Demand softened by 12.1 thousand URB tons on a sequential basis from the second quarter of 2006. Also, as the housing industry has declined in the third quarter of 2006, we have seen a six thousand ton volume decrease in gypsum facing paper at our Sweetwater Paperboard mill and a shift in product mix at PBL from lightweight gypsum to corrugated medium which has lower margins. Year over year, PBL produced and sold 53 percent gypsum facing paper in the third quarter 2006 compared to 70 percent last year. Overall, our mill system, including PBL, ran at 92.1 percent operating capacity in third quarter 2006, down from 94.6 percent for the same period last year while the industry operated at 90.3 percent and 93.5 percent, respectively.

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Caraustar Industries, Inc.

November 3, 2006

“Our selling, general and administrative costs were down as a percentage of sales compared to third quarter last year and essentially flat on a dollar basis. We continue to aggressively pursue this area with structured programs both operationally and at our corporate headquarters.

“As noted last quarter, we consolidated our tube and core and custom packaging businesses into the Converted Products Group and have redirected our focus to make this business more efficient and effective in serving customers. We are planning further consolidation in our converting businesses in the fourth quarter of 2006. We will consolidate 7 facilities within our Converted Products Group. The customers from these facilities will be served by other Caraustar locations. We expect that these consolidations will improve income from operations on an annual basis by over $3 million. Estimated costs of the rationalization are $5.9 million of which approximately $2.3 million are expected to be cash costs.

“In the third quarter, we completed the sale of certain coating equipment and the customer list of our Rittman Paperboard mill to Cascades, Inc. for $500 thousand. This transaction and the continuing negotiations for the sale of Caraustar’s remaining coated recycled boxboard mill and the contract packaging business are part of the company’s previously announced decision to exit non-core businesses.”

Liquidity

The company ended the third quarter with a cash balance of $4.0 million compared to $95.2 million at the end of third quarter of 2005 and $7.4 million at June 30, 2006. For the nine months ended September 30, 2006, the company generated $3.8 million of cash from operating activities compared to $13.2 million for the same period last year. The decrease is primarily the result of a $21.0 million decrease in distributions from unconsolidated affiliates due to the sale of Standard Gypsum offset by a $13.1 million pension payment made in September 2005. Capital expenditures were $27.9 million for the nine months ended September 30, 2006 versus $18.0 million for the same period a year ago. The $9.9 million increase was due to higher ERP investment, additional machinery and equipment upgrades in the mill group, and $1.7 million associated with equipment purchases under lease to facilitate the sale of the partition business in the first quarter 2006.

The company had $33.4 million in drawn borrowings outstanding under its $145.0 million senior secured credit facility and had $12.0 million in letters of credit outstanding. Subsequent to quarter end, the company reduced the senior secured credit facility to $135.0 million.

Caraustar, a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper and miscellaneous other specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

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Caraustar Industries, Inc.

November 3, 2006

Caraustar Industries, Inc. (NASDAQ-NGM: CSAR) will host a conference call that will be webcast live to review third quarter 2006 results. The call will be on Friday, November 3, 2006 at 9:00 a.m. (ET). In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its recently announced strategic transformation plan (including uncertainties regarding the following: the company’s ability to complete the sale of the remaining discontinued operations; customer and vendor responses to the execution of those sales and/or disposition; and the cost, availability or feasibility of expansion, technology, investment or acquisition opportunities that the company may desire to pursue), changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons 000’s):	Q3 2006	Q2 2006	Q1 2006	Q4 2005	Q3 2005
CSAR Mill Tons Sold (Market) *	119.9	133.8	136.7	135.8	136.3
CSAR Mill Tons Converted	90.9	110.4	106.3	97.2	98.7

Total CSAR Mill Tons *	210.8	244.2	243.0	233.0	235.0
Outside Paperboard Purchased	45.2	26.6	28.2	26.6	28.3

Volume from Continuing Operations	256.0	270.8	271.2	259.6	263.3
Volume from Discontinued Operations	25.3	55.4	59.5	57.9	57.0

Total Paperboard Controlled *	281.3	326.2	330.7	317.5	320.3

Tube & Core Tons	81.0	83.2	84.0	77.1	79.3
Folding Carton Tons	54.8	52.6	54.7	52.0	49.5
Gypsum Paper Tons *	59.6	72.1	71.4	73.6	74.5
Other Specialty Tons *	60.6	62.9	61.1	56.9	60.0

Volume from Continuing Operations	256.0	270.8	271.2	259.6	263.3
Volume from Discontinued Operations	25.3	55.4	59.5	57.9	57.0

Total Paperboard Controlled *	281.3	326.2	330.7	317.5	320.3

PBL gypsum facing and other specialty paper sold *	42.0	49.1	49.0	54.4	52.0

Cash Provided By (Used In) Operating Activities	$7.4	$1.8	$(5.3)	$10.7	$5.8

EBITDA ($ in millions) **	$7.0	$16.0	$10.6	$14.1	$20.5

Changes in Selling Price and Costs ($/ton):

	Q3 2006 vs. Q3 2005	Q3 2006 vs. Q2 2006
Mill Average Selling Price	$28.4	$15.3
Mill Average Fiber Cost	3.8	10.7
Mill Average Fuel & Energy Cost	(1.3)	(0.5)

Net Increase (Decrease)	$25.9	$5.1

Tubes and Cores Average Selling Price	$43.2	$2.0
Tubes & Cores Average Paperboard Cost	21.9	7.9

Net Increase (Decrease)	$21.3	$(5.9)

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50% owned unconsolidated Premier Boxboard (“PBL”) joint venture.
**	This item is not a financial measure under generally accepted accounting principals in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
SALES	$233,283	$213,991	$701,423	$651,436
COST OF SALES	202,132	182,854	597,445	546,746
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	30,142	29,876	94,836	92,431

Income from continuing operations before restructuring and impairment costs	1,009	1,261	9,142	12,259
RESTRUCTURING AND IMPAIRMENT COSTS	2,798	(578)	6,433	242

Income (loss) from operations	(1,789)	1,839	2,709	12,017
OTHER (EXPENSE) INCOME:
Interest expense	(4,397)	(10,399)	(21,522)	(31,367)
Interest income	109	748	3,734	1,811
Equity in income of unconsolidated affiliates	1,455	9,615	5,106	27,531
(Loss) gain on redemption of senior subordinated notes	—	—	(10,272)	121
Gain on sale of interest in Standard Gypsum, L.P.	—	—	135,247	—
Other, net	(15)	44	93	210

	(2,848)	8	112,386	(1,694)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	(4,637)	1,847	115,095	10,323
BENEFIT (PROVISION) FOR INCOME TAXES	949	(664)	(41,185)	(5,886)
MINORITY INTEREST IN INCOME	(19)	(32)	(102)	(138)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,707)	1,151	73,808	4,299

DISCONTINUED OPERATIONS
LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	(2,025)	(1,652)	(21,413)	(5,522)
BENEFIT FOR INCOME TAXES OF DISCONTINUED OPERATIONS	660	546	7,429	1,836

LOSS FROM DISCONTINUED OPERATIONS	(1,365)	(1,106)	(13,984)	(3,686)

NET INCOME (LOSS)	$(5,072)	$45	$59,824	$613

BASIC INCOME (LOSS) PER COMMON SHARE
CONTINUING OPERATIONS	$(0.13)	$0.04	$2.58	$0.15

DISCONTINUED OPERATIONS	$(0.05)	$(0.04)	$(0.49)	$(0.13)

NET	$(0.18)	$0.00	$2.09	$0.02

Weighted average number of shares outstanding	28,584	28,780	28,568	28,769

DILUTED INCOME (LOSS) PER COMMON SHARE
CONTINUING OPERATIONS	$(0.13)	$0.04	$2.58	$0.15

DISCONTINUED OPERATIONS	$(0.05)	$(0.04)	$(0.49)	$(0.13)

NET	$(0.18)	$0.00	$2.09	$0.02

Weighted average number of shares outstanding	28,584	28,878	28,606	28,887

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,975	$95,152
Receivables, net of allowances	98,043	91,061
Inventories	74,533	70,959
Refundable income taxes	—	56
Current deferred tax asset	10,952	40,259
Other current assets	10,792	21,613
Investment in unconsolidated affiliate	—	13,212
Assets of discontinued operations held for sale	23,692	76,665

Total current assets	221,987	408,977

PROPERTY, PLANT AND EQUIPMENT:
Land	9,777	7,931
Buildings and improvements	93,415	97,536
Machinery and equipment	436,949	424,503
Furniture and fixtures	14,862	15,071

	555,003	545,041
Less accumulated depreciation	(295,407)	(290,004)

Property, plant and equipment, net	259,596	255,037

GOODWILL	127,574	129,275

INVESTMENT IN UNCONSOLIDATED AFFILIATES	41,143	44,037

OTHER ASSETS	18,741	21,806

	$669,041	$859,132

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$7,285	$85
Accounts payable	77,130	78,015
Accrued interest	5,753	7,976
Accrued compensation	12,326	9,146
Accrued pension	7,828	—
Capital lease obligations	529	542
Income taxes payable	2,390	—
Other accrued liabilities	22,962	34,711
Liabilities of discontinued operations	10,203	31,373

Total current liabilities	146,406	161,848

LONG-TERM DEBT, less current maturities	257,691	492,305

LONG-TERM CAPITAL LEASE OBLIGATIONS	237	561

DEFERRED INCOME TAXES	48,648	48,699

PENSION LIABILITY	40,051	41,877

OTHER LIABILITIES	5,791	5,446

SHAREHOLDERS’ EQUITY:
Common stock	2,907	2,879
Additional paid-in capital	190,409	189,231
Retained earnings (deficit)	4,990	(54,834)
Accumulated other comprehensive loss	(28,089)	(28,880)

Total shareholders’ equity	170,217	108,396

	$669,041	$859,132

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Nine Months Ended September 30,
	2006	2005
Cash provided by
Operating activities:
Net income	$59,824	$613
Depreciation and amortization	16,884	21,305
Write-off of deferred debt costs	155	—
Equity-based compensation expense	867	640
Loss (gain) on redemption of senior subordinated notes	10,272	(121)
Restructuring and impairment costs	20,723	(171)
Deferred income taxes	29,260	3,936
Gain on sale of interest in Standard Gypsum, L.P.	(135,247)	—
Loss on sale of assets held for sale	2,073	—
Equity in income of unconsolidated affiliates	(5,106)	(27,531)
Distributions from unconsolidated affiliates	5,080	24,328
Changes in operating assets and liabilities	(936)	(9,810)

Net cash provided by operating activities	3,849	13,189

Investing activities:
Purchases of property, plant and equipment	(27,881)	(17,982)
Proceeds from disposal of property, plant and equipment	712	2,811
Proceeds from sale of assets held for sale	22,390	—
Acquisition of businesses, net of cash acquired	(11,059)	—
Changes in restricted cash	10,610	—
Proceeds from sale of interest in Standard Gypsum, L.P.	148,460	—
Return of investment in unconsolidated affiliates	2,920	4,672
Investment in unconsolidated affiliates	—	(40)

Net cash provided by (used in) investing activities	146,152	(10,539)

Financing activities:
Proceeds from senior credit facility - revolver	35,332	—
Repayments of senior credit facility - revolver	(34,520)	—
Proceeds from senior credit facility - term loan	35,000	—
Repayments of short and long-term debt	(275,570)	(2,413)
Deferred debt costs	(1,139)	—
Payments for capital lease obligations	(373)	(380)
Proceeds from swap agreement unwinds	—	826
Issuances of stock, net of forfeitures	92	231

Net cash used in financing activities	(241,178)	(1,736)

Net change in cash and cash equivalents	(91,177)	914
Cash and cash equivalents at beginning of period	95,152	89,756

Cash and cash equivalents at end of period	$3,975	$90,670

Supplemental Disclosures:
Cash payments for interest	$23,122	$23,268

Income tax payments, net of refunds	$2,453	$370

Property acquired under capital leases	$36	$1,532